Exhibit 10.1

UNSECURED REVOLVING LINE OF CREDIT PROMISSORY NOTE

June 19, 2024

FOR VALUE RECEIVED, Elevai Labs, Inc., a Delaware corporation (“Borrower”), hereby promises to pay to the order of NorthStrive Fund II LP or registered assigns (“Lender”), at such address as the Lender may designate, the principal sum of $200,000 (the “Maximum Outstanding”) or the aggregate unpaid principal amount of all advances made by the Lender to the Borrower hereunder, whichever is less, plus (if not sooner paid) all accrued but unpaid interest thereon, and all other indebtedness, fees or expenses payable to Lender under this Unsecured Revolving Line of Credit Promissory Note (this “Note”) ,in lawful money of the United States of America, on June 19, 2025 (the “Maturity Date”). At certain times during the period from the date hereof until the “Maturity Date, within two business days of a written request (including by e-mail) from Borrower delivered to Lender, Lender shall make advances (“Advances”) hereunder and the Borrower may borrow, repay, and reborrow; provided, however, that (i) the aggregate amount of all Advances at any one time outstanding shall not exceed the Maximum Outstanding; and (ii) the Lender’s obligation to make advances, and the Borrower’s right to borrow, repay, and reborrow are subject to the terms, conditions, and limitations contained in this Note.

1. Interest Fee. The outstanding principal balance of all Advances hereunder will bear an interest fee at the rate of 20.0% per annum (the “Note Rate”). This fee shall be paid in equal monthly installments over a period of 12 months, commencing on June 30, 2024, and continuing on the last day of each subsequent calendar month. Interest at the Note Rate shall be computed on the basis of a 360-day year and actual number of days elapsed. Notwithstanding the foregoing, if at any time, the rate of interest, together with all other amounts which constitute interest and which are reserved, charged, or taken by Lender as compensation for fees, services, or expenses incidental to the making, negotiating, or collection of any Advance evidenced hereby, shall be deemed by any competent court of law, governmental agency, or tribunal to exceed the maximum rate of interest permitted to be charged by Lender to Borrower, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal.

2. Payments and Prepayments. All payments hereunder shall be applied first to the payment of interest and all other indebtedness, fees or expenses payable to Lender under this Note, and then to the principal balance of all Advances under this Note. The Borrower may prepay the principal of this Note, in whole or in part, at any time, without penalty or premium; provided, however, that any prepayment of this Note prior to the Maturity Date must be accompanied by the payment of interest calculated at the Note Rate for the period through June 19, 2025 (notwithstanding such prepayment prior to the Maturity Date). Borrower hereby waives diligence, demand, presentment for payment, notice of nonpayment, protest and notice of protest, and notice of any renewals or extensions of this Note, and all rights under any statute of limitations, and agrees that the time for payment of this Note may be changed and extended at the Lender’s sole discretion, without impairing the Borrower’s liability hereon.

3. Taxes and Costs. The Borrower agrees to pay all taxes levied or assessed upon the outstanding principal against any holder of this Note and to pay all reasonable costs, including attorneys’ fees, costs relating to the appraisal and/or valuation of assets and all other costs and expenses incurred in the collection, protection, defense, preservation, or enforcement of this Note or any endorsement of this Note or in any litigation arising out of the transactions of which this Note or any endorsement of this Note is a part.

4. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Note (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York, New York (“New York Courts”). Each of Borrower and Lender (each, a “Party”) hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Note), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY. If either Party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

5. Waiver. Any waiver by Lender of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Lender to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Note on any other occasion. Any waiver by the Lender must be in writing. The making of an Advance at any time shall not be deemed a waiver of, or consent, agreement or commitment by the Lender to the making of any future Advance to the Borrower.

6. Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

7. Headings. The headings herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

8. Amendments; Waivers. Any modifications, amendments or waivers of the provisions hereof shall require the prior written consent or approval of the Lender.

9. Successors. This Note shall bind the successors and assigns of the Borrower and shall inure to the benefit of the Lender, its successors and assigns.

Borrower:

ELEVAI LABS, INC.

By	/s/ Graydon Bensler
Name:	Graydon Bensler
Title:	CFO

Lender:

NorthStrive Fund II LP

By:	/s/ Braeden Lichti
Name:	Braeden Lichti
Title:	Managing Director

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